International Seaways, Inc. S-8

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-255774) pertaining to the Diamond S Shipping Inc. 2019 Equity and Incentive Compensation Plan of our report dated March 12, 2021, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of International Seaways, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

August 4, 2021